UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

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☒	Definitive Proxy Statement

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SMART ONLINE, INC.
(Name of Registrant as Specified In Its Charter)

Not Applicable
(Name of Person(s) Filing Proxy Statement if other than the Registrant)

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SMART ONLINE, INC.
4505 Emperor Boulevard
Suite 320
Durham, North Carolina 27703

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD JUNE 16, 2009

You are cordially invited to attend the Annual Meeting of Stockholders of Smart Online, Inc., which will be held on Tuesday, June 16, 2009, at 9:00 a.m. local time, in the Board Room at the offices of the corporation at 4505 Emperor Boulevard, Suite 320, Durham, North Carolina 27703, to consider and vote upon the election of five directors and to transact such other business as may be properly brought before the meeting.

Stockholders of record at the close of business on April 20, 2009 are entitled to notice of and to vote at the annual meeting and any and all adjournments or postponements thereof.

By Order of the Board of Directors

/s/ Timothy L. Krist

Timothy L. Krist
Secretary

Durham, North Carolina
April 30, 2009

IMPORTANT:   Whether or not you plan to attend the meeting in person, please submit voting instructions for your shares promptly using the directions on your proxy card to vote by one of the following methods:  (1) over the Internet, by accessing the website address printed on your proxy card; or (2) by marking, dating, and signing your proxy card and returning it in the accompanying postage-paid envelope.

SMART ONLINE, INC.

PROXY STATEMENT

MEETING INFORMATION

The Board of Directors of Smart Online, Inc. (the “Company”) is asking for your proxy for use at the 2009 Annual Meeting of Stockholders and any adjournments of the meeting. The meeting will be held in the Board Room at the Company’s offices at 4505 Emperor Boulevard, Suite 320, Durham, North Carolina 27703 on Tuesday, June 16, 2009, at 9:00 a.m. local time, to elect five directors and to conduct such other business as may be properly brought before the meeting.

The Board of Directors recommends that you vote FOR the election of the director nominees listed in this proxy statement.

The Company intends to mail its Annual Report on Form 10-K for the fiscal year ended December 31, 2008 (the “Annual Report”), this proxy statement, and the accompanying proxy card to stockholders beginning on or about May 4, 2009. The Annual Report is not part of the Company’s proxy soliciting materials.

Important Notice Regarding the Availability of Proxy Materials
For the Stockholder Meeting to be held on June 16, 2009

The Annual Report and proxy statement are also available on the Internet at
https://materials.proxyvote.com/83171V

VOTING PROCEDURES

Who Can Vote

Only stockholders of record at the close of business on April 20, 2009 are entitled to vote at the meeting and any adjournments of the meeting. At that time, there were 18,333,122 shares of the Company’s common stock outstanding, each of which is entitled to one vote on each matter submitted to a vote at the meeting. The common stock is the only class of securities of the Company that has the right to vote at the meeting.

How You Can Vote

You may vote shares by proxy or in person using one of the following methods:

•
Voting by Internet. You can vote over the Internet using the directions on your proxy card by accessing the website address printed on the card. The deadline for voting over the Internet is Monday, June 15, 2009 at 7:00 p.m. Eastern Daylight Time. If you vote over the Internet, you need not return your proxy card.

•
Voting by Proxy Card. You can vote by completing and returning your signed proxy card. To vote using your proxy card, please mark, date, and sign the card and return it by mail in the accompanying postage-paid envelope. You should mail your signed proxy card sufficiently in advance for it to be received by Monday, June 15, 2009.

•
Voting in Person. You can vote in person at the meeting if you are the record owner of the shares to be voted. You also can vote in person at the meeting if you present a properly signed proxy that authorizes you to vote shares on behalf of the record owner. If a broker, bank, custodian, or other nominee holds your shares, to vote in person at the meeting you must present a letter or other proxy appointment, signed on behalf of the broker or nominee, granting you authority to vote the shares.

How You Can Revoke Your Proxy and Change Your Vote

You can revoke your proxy and change your vote by (1) attending the meeting and voting in person, (2) delivering written notice of revocation of your proxy to the Secretary of the Company at any time before voting is closed, (3) timely submitting another signed proxy card bearing a later date, or (4) timely submitting new voting instructions over the Internet as described above.

How Your Proxy Will Be Voted

If you timely submit your proxy over the Internet or by proxy card as described above and have not revoked it, your shares will be voted or withheld from voting in accordance with the voting instructions you gave. If you timely submit your proxy without giving contrary voting instructions, your shares will be voted “FOR” election of the director nominees listed in this proxy statement.

How You Can Vote Shares Held by a Broker or Other Nominee

If your shares are held by a broker, bank, custodian, or other nominee, you may have received a voting instruction form with this proxy statement instead of a proxy card. The voting instruction form is provided on behalf of the broker or other nominee to permit you to give directions to the broker or nominee on how to vote your shares. Please refer to the voting instruction form or contact the broker or nominee to determine the voting methods available to you.

Quorum Required

A quorum must be present at the meeting before business can be conducted. A quorum will be present if a majority of the shares entitled to vote are represented in person or by proxy at the meeting. Shares represented by a proxy with instructions to withhold authority to vote or to abstain from voting on any matter will be considered present for purposes of determining the existence of a quorum. Shares represented by a proxy as to which a broker, bank, custodian, or other nominee has indicated that it does not have discretionary authority to vote on any matter (sometimes referred to as a “broker non-vote”) will also be considered present for purposes of determining the existence of a quorum.

Vote Required

Directors will be elected by a plurality of the votes cast. Thus the five nominees who receive the most votes will be elected to fill the available positions. Stockholders do not have the right to vote cumulatively in electing directors. Withholding authority in your proxy to vote for a nominee will result in the nominee receiving fewer votes. Abstentions and broker non-votes will not be counted for purposes of determining the number of votes cast.

PROPOSAL — ELECTION OF DIRECTORS

Nominees for Election as Directors

All five of the persons nominated for election to the Board of Directors at the annual meeting are currently serving as directors of the Company. The Company is not aware of any nominee who will be unable or will decline to serve as a director. If a nominee becomes unable or declines to serve, the accompanying proxy may be voted for a substitute nominee, if any, designated by the Board of Directors. The term of office of each person elected as a director will continue until the later of the next annual meeting of stockholders or until such time as his or her successor has been duly elected and qualified.

The following table lists the nominees for election and information about each.

Name	Age	Principal Occupation and Background

Doron Roethler	52
Chairman of the Board and Interim President and Chief Executive Officer. Mr. Roethler was appointed as Chairman of the Company’s Board of Directors on November 27, 2007 and as its Interim President and Chief Executive Officer on December 9, 2008. He has been the managing director and indirect majority owner of TMF Airmarine BV, an independent aviation spare parts company, since 1988. He is also the indirect owner of Smart IL, Ltd., a software development company that had been a development partner and customer of the Company. He received a B.A. in behavioral science from Ben Gurion University, Beer Sheva, Israel.

Shlomo Elia	66
Director. Mr. Elia has served on the Company’s Board of Directors since November 2006 and was originally recommended for appointment to the Board by Atlas Capital SA (“Atlas”), one of the Company’s stockholders. Mr. Elia is a Director of 3Pen Ltd. (“3Pen”), a private holding company focusing on business opportunities in Internet infrastructure and telecommunications. Prior to founding 3Pen in 1999, Mr. Elia held several senior positions in the Israeli Defense Forces (“I.D.F.”), including the post of the Military Governor of the West-Bank (1982-1984) and Commander of the Liaison Unit for South Lebanon (1984-1985). During his service, among other activities, General Elia was engaged for a year as a Research Fellow in the Institute of International Strategic Affairs at U.C.L.A. Since his retirement from the I.D.F., he has been involved in communication projects in Nigeria and West Africa and construction projects in Romania. Among his civilian activities, Mr. Elia was Chairman of the National Tourist Board and currently is Chairman of 3Pen Technologies Ltd. and co-chairman of the Israeli Soldiers Welfare Association. Mr. Elia holds a B.A. degree in Modern History of the Middle-East from Tel Aviv University.

Roberta B. Hardy	61
Director. Ms. Hardy has served on the Company’s Board of Directors since March 17, 2009. She is the founder and managing partner of Silk Road Partners, LLC, a “Mentor Capital” firm providing guidance to early stage companies and exit strategies for later stage companies since its formation in 2005. She is also the Chairman and founder of A Million Dreams Across America, a non-profit organization founded in 2008 that provides intensive training for entrepreneurs, and the founding Chairman of the Atlantis Group, LLC, an angel investment group started in 2000 designed to capitalize on the growth in the entrepreneurial activity and venture financing primarily in North Carolina. Prior to 2000, Ms. Hardy founded and was CEO of CI Technologies Inc., served as Vice President with American Management Systems, Inc., and was the MIS Director for the Commonwealth of Massachusetts.

C. James Meese, Jr.	67
Director. Mr. Meese has served on the Company’s Board of Directors since November 2006. Mr. Meese is President and founder of Business Development Associates, Inc. (“BDA”), a strategic advisory firm. Since 1989, BDA has provided advice and assistance to both middle market and emerging companies on issues of company valuations, acquisitions and divestitures, market development, corporate governance, capital acquisition, strategic planning, exit strategies, and organizational structuring. Prior to 1989, Mr. Meese spent approximately 20 years in various senior corporate marketing, business development, and finance positions. Sixteen of those years were spent with West Pharmaceutical Services, Inc. (“West”). He was a member of the company’s Top Management Committee during his last four years with West. Mr. Meese is also a director of DRI Corporation (NASDAQ:TBUS) (“DRI”), The Altoona Railroaders Memorial Museum, and The Raleigh Rescue Mission and its Foundation. He is a former Chair and current member of the DRI Audit Committee, President of the Raleigh Rescue Mission Board, and serves on a variety of committees in his directorships. He is a member of the National Association of Corporate Directors (“NACD”) and is designated as the Company’s audit committee financial expert. Mr. Meese received a B.A. degree in Economics from the University of Pennsylvania and an M.B.A. from Temple University.

Dror Zoreff	63
Director. Mr. Zoreff has served on the Company’s Board of Directors since April 1, 2008. Since 2008, he has served as the President and CEO of Donor Management Services, Inc., a New York-based company that provides major donors, corporations, and foundations a unique set of tools and services to ensure their charitable gifts are properly used and achieve the desired impact. From 1999 to 2008, Mr. Zoreff served as Consultant to the President and CEO of United Retail Group Inc., a specialty retailer of large size women’s fashions. From 1997 to 1999, he was Vice President of International Operations at Russ Berrie, Inc., a designer, importer, marketer, and distributor of gift and infant and juvenile consumer products. Prior to 1997, Mr. Zoreff held positions with The College of Judea & Samaria, Glenoit Industries Ltd, and the Jewish Agency for Israel. Mr. Zoreff holds a B.A. degree in Business Administration from Manchester University and an M.A. degree in Business Administration from Tel Aviv University.

The Board of Directors recommends stockholders
vote FOR election of the nominees named above.

Executive Officers

The names of the Company’s current executive officers are listed below. The Company’s executive officers are appointed by its Board of Directors to hold office until their successors are appointed.

Name	Age	Position
Doron Roethler	52	Chairman of the Board, Interim President and Chief Executive Officer
Timothy L. Krist	41	Chief Financial Officer, Secretary
Neile King	38	Chief Operating Officer, Vice President, Sales and Marketing

Timothy L. Krist, Chief Financial Officer, Secretary. Mr. Krist was appointed as the Company’s Chief Financial Officer on July 15, 2008. He was employed with KB Home, a homebuilder, as Director of Finance from 2005 to 2008 and as Finance Manager from 2004 to 2005. Prior to joining KB Home, Mr. Krist served as Director of Finance of Blackboard, Inc., an e-education software and hardware manufacturing company, from 2001 to 2003; as Director of Corporate Integration of International Fibercom, Inc., a telecommunications infrastructure company, from 2000 to 2001; and as Director of Financial Analysis of Main Street and Main Incorporated, a multi-concept restaurant company, from 1997 to 2000. Mr. Krist has also worked with the public accounting firm of Deloitte & Touche, LLP. He holds a B.S. degree in Accountancy from Miami University and an M.B.A. from Arizona State University.

Neile King, Chief Operating Officer, Vice President, Sales and Marketing. Mr. King was appointed as the Company’s Chief Operating Officer on March 25, 2009 in addition to his position as Vice President, Sales and Marketing. He was appointed Vice President, Sales and Marketing on November 10, 2008 after serving as the Company’s Chief Operating Officer between February 2008 and his appointment as Vice President, Sales and Marketing. Mr. King served as the Company’s Director of Operations and Vice President of Business Services from September 2007 to February 2008. Prior to joining the Company, from March 2006 to September 2007, Mr. King was the Director of Operations at DataFlux Corporation, a SAS company and data quality vendor. From April 1999 to July 2005, Mr. King held several management positions within the IT Solutions group in the Operations, Marketing, Contracts Management, and Sales Operations organizations with Hill-Rom Company, Inc., a healthcare information technology services provider.

Code of Ethics

The Company has adopted a Code of Ethics applicable to its executives, including the principal executive officer, principal financial officer, and principal accounting officer, as defined by applicable rules of the Securities and Exchange Commission (“SEC”). It is publicly available on the Company’s website at www.smartonline.com. If the Company makes any amendments to the Code of Ethics other than technical, administrative, or other non-substantive amendments, or grants any waivers, including implicit waivers, from a provision of the Code of Ethics to the Company’s Chief Executive Officer, Chief Financial Officer, or certain other finance executives, the Company will disclose the nature of the amendment or waiver, its effective date, and to whom it applies on the Company’s website at www.smartonline.com or in a report on Form 8-K filed with the SEC.

Board Composition and Independence of Directors

The size of the Board of Directors is currently fixed at six members. Five persons have been nominated for election at the annual meeting. The Board of Directors believes that the current number of directors is appropriate at this time. Under the rules of the SEC, the accompanying proxy cannot be voted for more than five nominees.

The Company is not required to comply with the listing requirements of The Nasdaq Stock Market (“Nasdaq”) since its securities are not listed on Nasdaq. Nasdaq listing requirements mandate that a majority of the members of a listed company’s board of directors be “independent directors” as defined under Nasdaq Marketplace Rules. Although not currently required, the Board has determined that four of the present directors — Messrs. Elia, Meese, and Zoreff and Ms. Hardy — are each an “independent director” within the meaning of Nasdaq Marketplace Rules. All are standing for re-election. Therefore, assuming all five nominees are elected at the annual meeting, the Board will have a majority of “independent directors” after the annual meeting.

Philippe Pouponnot, a former director who completed his term of service on the Board of Directors on June 19, 2008 and did not stand for re-election, was also determined by the Board of Directors to be an “independent director” within the meaning of the Nasdaq Marketplace Rules. Two other directors also resigned from the Company’s Board of Directors in 2008. Effective October 15, 2008, Thomas P. Furr resigned, and effective December 10, 2008, David E. Colburn resigned. The Board of Directors had determined that Mr. Furr and Mr. Colburn were not considered “independent directors” as they also served as executive officers of the Company.

Attendance at Meetings

The Board of Directors held four meetings during the fiscal year ended December 31, 2008. Each incumbent director attended or participated in at least 75% of the aggregate of (1) the number of meetings of the Board of Directors held in fiscal 2008 during the period he served as a director and (2) the number of meetings of committees on which he served that were held during the period of his service.

The Company expects all directors to attend each annual meeting of stockholders, absent good reason. Six directors attended the annual meeting of stockholders in 2008.

Standing Committees

The Company’s Board of Directors has three standing committees:  the Audit Committee, the Compensation Committee, and the Corporate Governance and Nominating Committee. Copies of the charters of these committees, as they may be amended from time to time, are available on the Company’s website at www.smartonline.com.

Audit Committee. The Audit Committee is composed of Mr. Meese and Mr. Elia. Mr. Meese serves as Chairman of the Audit Committee. The Company’s Board of Directors has determined that Mr. Meese and Mr. Elia meet the definition of “independent director,” as that term is defined by Nasdaq Marketplace Rules and SEC rules, and they each meet the special independence requirements applicable to audit committee members. Both members have past financial experience resulting in their financial sophistication as would be required by Nasdaq Marketplace Rules. The Board of Directors has determined that Mr. Meese meets the definition of “audit committee financial expert” as that term is defined in Regulation S-K. The Company’s securities are quoted on the OTC Bulletin Board and are not listed on a national securities exchange. Therefore, neither the SEC rules nor the Nasdaq Marketplace Rules regarding audit committees are applicable to the Company’s Board of Directors.

The Audit Committee was established by the Board of Directors for the purpose of assisting it in fulfilling its responsibilities with respect to its oversight of (1) the quality and integrity of the Company’s financial statements, (2) compliance with legal and regulatory requirements, (3) the independent auditor’s qualifications and independence, and (4) the performance of the Company’s internal audit function and independent auditors. The Audit Committee is also responsible for the preparation of reports required to be included in the Company’s annual proxy statement or other documents from time to time required with respect to the Audit Committee’s functions. The Audit Committee met seven times during 2008.

Compensation Committee. The Compensation Committee is composed of Mr. Elia and Mr. Meese. Mr. Elia serves as Chairman of the Compensation Committee. The Company’s Board of Directors has determined that Mr. Elia and Mr. Meese are “independent directors” within the meaning of the Nasdaq Marketplace Rules.

The Compensation Committee was established by the Company’s Board of Directors for the purpose of assisting it in discharging its duties with respect to (1) the formulation, implementation, review, and modification of the compensation of the Company’s officers and directors and (2) the preparation of the annual report on executive compensation for inclusion in the Company’s annual proxy statement, if required. The Compensation Committee’s duties include, among other things, setting the compensation for officers and directors, making recommendations to the Board of Directors with respect to incentive compensation plans and equity-based compensation plans, approving grants of stock options and other awards under the Company’s 2004 Equity Compensation Plan, and administering the Company’s defined benefit and defined contribution plans, if any.

In fulfilling its responsibilities, the Compensation Committee is entitled to delegate any or all of its responsibilities to a subcommittee of the Compensation Committee, to the extent consistent with applicable law, the Company’s certificate of incorporation, bylaws, corporate governance guidelines, and rules of any exchange or market on which the securities of the Company are then traded if compliance with such rules are required to begin or continue trading.

As part of its review and establishment of the performance criteria and compensation of officers and directors of the Company, the Compensation Committee must separately meet at least annually with the Company’s Chief Executive Officer, the principal human resources executive and compliance officer, and with any other corporate officers as the Compensation Committee deems appropriate. However, the Compensation Committee must also meet regularly without such officers present, and in all cases such officers must not be present at the meetings at which their performance and compensation is being discussed and determined. The Compensation Committee must consult with the Chief Executive Officer regarding compensation of the other officers of the Company. The Compensation Committee has not engaged any compensation consultant to determine or recommend the amount or form of executive and director compensation. The Compensation Committee met four times during 2008.

Corporate Governance and Nominating Committee. The Corporate Governance and Nominating Committee is composed of Mr. Meese and Mr. Zoreff. Mr. Zoreff serves as Chairman of the Corporate Governance and Nominating Committee. The Company’s Board of Directors has determined that Mr. Meese and Mr. Zoreff are “independent directors” within the meaning of the Nasdaq Marketplace Rules.

The Corporate Governance and Nominating Committee was established by the Board of Directors for the purpose of assisting it in discharging its duties with respect to (1) the identification of individuals qualified to become directors and the selection or recommendation of candidates for directorships to be filled by the Board of Directors or the stockholders, and (2) the development, maintenance, and recommendation of a set of corporate governance principles applicable to the Company, and the periodic review of such principles. The Corporate Governance and Nominating Committee met four times during 2008.

Section 16(a) Beneficial Ownership Reporting Compliance

The members of the Company’s Board of Directors, its executive officers, and persons who hold more than 10% of its outstanding common stock are subject to the reporting requirements of Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), which requires them to file reports with respect to their ownership of the Company’s common stock and their transactions in such common stock. Based upon the Company’s review of the Section 16(a) reports in its records for fiscal 2008 transactions in the Company’s common stock, the Company believes that, except as noted below, all reporting requirements under Section 16(a) for fiscal 2008 were met in a timely manner by its directors, executive officers, and greater than 10% beneficial owners.

The following reports were filed late on behalf of Atlas:

•	A Form 4 filed on March 25, 2008 reporting a purchase of the Company’s common stock on March 20, 2008 and a purchase of the Company’s common stock on March 24, 2008.
•
A Form 4 filed on July 11, 2008 reporting a purchase of the Company’s common stock on July 7, 2008, a purchase of the Company’s common stock on July 9, 2008, and a purchase of the Company’s common stock on July 10, 2008.

•
A Form 4 filed on September 11, 2008 reporting a purchase of the Company’s convertible secured subordinated notes due November 14, 2010 on November 14, 2007 and a purchase of the Company’s convertible secured subordinated notes due November 14, 2010 on August 12, 2008.

•	A Form 4 filed on December 9, 2008 reporting a purchase of the Company’s common stock on December 3, 2008 and a purchase of the Company’s common stock on December 8, 2008.

The following report was filed late on behalf of Doron Roethler:

•
A Form 4 filed on September 12, 2008 reporting a purchase of the Company’s convertible secured subordinated notes due November 14, 2010 on November 14, 2007 and a purchase of the Company’s convertible secured subordinated notes due November 14, 2010 on August 12, 2008.

The following report was filed late on behalf of Neile King:

•	A Form 4 filed on November 13, 2008 reporting a payment of taxes on the lapsing of restrictions on restricted stock with shares of the Company’s common stock on September 5, 2008.

Certain Relationships and Related Transactions

Non-Compete Payments Made to Former Chief Operating Officer of Smart Commerce. In October 2005, the Company purchased all of the stock of iMart Incorporated (“iMart”). One of the Company’s former executive officers, Gary Mahieu, was a founder and shareholder of iMart, and was its principal executive officer. Following the purchase of iMart’s stock, Mr. Mahieu entered into an employment agreement with Smart Commerce, Inc., the Company’s former wholly-owned subsidiary that was subsequently merged into the Company. Under the terms of that agreement, the Company agreed to make non-competition payments to Mr. Mahieu in an aggregate amount of $510,000 to be made in eight equal quarterly installments of $63,750 through October 1, 2007. In connection with obtaining a loan from Fifth Third Bank, the payment schedule was modified to require all outstanding non-compete payments to be made by February 2007. This amount was paid in full on February 7, 2007, and no additional non-compete payments are owed to Mr. Mahieu.

Loans Made by Certain Parties to the Former Chief Executive Officer. During 2005, the following loans were made by certain investors, consultants, and/or stockholders to Michael Nouri, the Company’s then serving Chief Executive Officer: (i) $809,736.49 was borrowed from Leon Sokolic, one of the Company’s stockholders, (ii) $77,971.20 was borrowed from Atlas, one of the Company’s stockholders, (iii) $80,000 was borrowed from Pete Coker, a principal of Tryon Capital, which provided financial consulting services to the Company and received a warrant and cash fees, and (iv) $296,589 was borrowed from Berkley Financial Services, Ltd. (“Berkley”), which received compensation for services rendered to the Company for investment banking and investor relations services, including during the period in which Berkley was making loans to Mr. Nouri (collectively, the “Lenders”). Under Section 402 of the Sarbanes-Oxley Act of 2002, the Company is prohibited from making personal loans to its directors and executive officers, directly and indirectly. The Company believes that the loans to Mr. Nouri described above are not personal loans made directly or indirectly by it to the Chief Executive Officer.

On January 19, 2007, Mr. Nouri entered into note cancellation agreements with each of the Lenders. Under the terms of these note cancellation agreements, Mr. Nouri transferred his personally held shares of the Company’s common stock to the Lenders as consideration for the cancellation of promissory notes held by the Lenders. Under these agreements, Mr. Nouri transferred a total of 521,699 shares of common stock for the cancellation of principal and interest totaling $1,306,178.66 as of December 31, 2006. The agreed-upon per share value ranged from $1.50 to $4.22 per share.

In connection with the note cancellation agreements, the Company entered into registration rights agreements with each of the Lenders described in the preceding paragraphs. Under the terms of these registration rights agreements, each Lender was required to be given notice when the Company filed a registration statement under the Securities Act of 1933, as amended (the “Securities Act”). Each Lender was then permitted to include its shares received in such registration statement. Under the registration rights agreements, parties electing to include such shares in the registration were to bear their proportionate share of the registration expenses. The Company has satisfied its obligations under these registration rights agreements.

Private Placement of Common Stock to a Certain Director. In a transaction that closed on August 21, 2006, Philippe Pouponnot, a former member of the Company’s Board of Directors, purchased 50,000 shares of the Company’s common stock in a private placement transaction. The private placement shares were sold at $2.50 per share pursuant to subscription agreements between Mr. Pouponnot and the Company. The Company entered into a subscriber rights agreement with Mr. Pouponnot whereby it was obligated to register these shares for resale by the purchaser by filing a registration statement on or before September 30, 2006. If a registration statement was not filed by that date, the Company was obligated to pay a penalty obtained by multiplying the total purchase price for the shares by 0.5% by the number of prorated 30-day periods after the target registration date. At the Company’s sole discretion, this penalty could be paid in the number of shares obtained by dividing the total penalty amount by the per share purchase price. The Company filed a registration statement for these shares on April 3, 2007. In January 2007, the Company entered into an amendment to the registration rights agreement with Mr. Pouponnot. Under this amendment, the penalty for late registration was set at a fixed amount. The Company subsequently issued Mr. Pouponnot 750 shares of its common stock as payment for this late registration penalty with an aggregate value of $2,100 based upon a closing price per share of $2.80 on the OTC Bulletin Board on the date of issuance. The Company has satisfied its obligations under the subscriber rights agreement.

Mr. Pouponnot also entered into a dribble out agreement with the Company pursuant to which he was permitted to sell up to 25% of these shares during any rolling 30-day period following the effective date of the registration statement. This agreement has expired. At the time of the sale to Mr. Pouponnot, he had not been appointed a member of the Company’s Board of Directors.

Private Placement of Common Stock to a Certain Affiliate by Former Chief Executive Officer. On October 10, 2006, Michael Nouri, the Company’s then serving Chief Executive Officer, entered into a stock purchase agreement with Doron Roethler, a stockholder who subsequently became the Company’s Chairman of the Board in November 2007 and Interim President and Chief Executive Officer in December 2008. Pursuant to this agreement, Mr. Nouri sold 247,043 shares of the Company’s common stock from his personal holdings at a price of $1.5176 per share. The Company entered into a registration rights agreement with Mr. Roethler in connection with this transaction under which it had an obligation to register the shares sold by Mr. Nouri to Mr. Roethler on the first registration statement filed by the Company following the sale, with Mr. Roethler bearing his proportionate share of the registration expenses. Under the terms of this agreement, the shares were delivered following the Company’s execution of such registration rights agreement, which occurred on January 19, 2007. The Company has satisfied its obligations under the registration rights agreement.

Issuance of Warrant and Letter of Credit Arrangements with a Certain Affiliate. On November 14, 2006, the Company entered into a revolving credit arrangement with Wachovia Bank, NA (“Wachovia”) for $1.3 million to be used for general working capital. The line of credit was secured by the Company’s deposit account at Wachovia and an irrevocable standby letter of credit in the amount of $1.3 million issued by HSBC Private Bank (Suisse) SA with Atlas, a current stockholder, as account party. In connection with the establishment of the line of credit, Atlas and the Company entered into a Reimbursement Agreement on November 10, 2006 providing that in the event of a default by the Company in the repayment of the line of credit that results in the letter of credit being drawn, it shall reimburse Atlas any sums that Atlas is required to pay under the letter of credit. At the sole discretion of the Company, these payments to Atlas could be made in cash or by issuing shares of the Company’s common stock at a set price of $2.50 per share.

On January 24, 2007, the Company entered into an amendment to its line of credit with Wachovia to increase the available principal from $1.3 million to $2.5 million and to extend the maturity date from August 1, 2007 to August 1, 2008. The amended line of credit was secured by the Company’s deposit account at Wachovia and a modified irrevocable standby letter of credit in the amount of $2.5 million issued by HSBC Private Bank (Suisse) SA with Atlas as account party. As incentive to modify the letter of credit relating to the Wachovia line of credit, the Company entered into a Stock Purchase Warrant and Agreement (the “Warrant Agreement”) with Atlas on January 15, 2007. Under the terms of the Warrant Agreement, Atlas received a warrant containing a provision for cashless exercise to purchase up to 444,444 shares of the Company’s common stock at $2.70 per share at the termination of the line of credit or if the Company is in default under the terms of the line of credit with Wachovia. If the warrant is exercised in full, it will result in gross proceeds to the Company of approximately $1.2 million.

On February 15, 2008, the Company paid off the Wachovia line of credit, and on February 20, 2008, the Company entered into a new revolving credit arrangement with Paragon Commercial Bank (“Paragon”) that is renewable on an annual basis subject to mutual approval. The line of credit advanced by Paragon is $2.47 million and can be used for general working capital. The line of credit is secured by an irrevocable standby letter of credit in the amount of $2.5 million issued by HSBC Private Bank (Suisse) SA with Atlas as account party that expires on February 18, 2010. In connection with establishing the Paragon line of credit, Atlas and the Company amended the Reimbursement Agreement to provide that in the event of a default by the Company in the repayment of the Paragon line of credit that results in the letter of credit being drawn, the Company shall reimburse Atlas any sums that Atlas is required to pay under the letter of credit. At the sole discretion of the Company, these payments may be made in cash or by issuing shares of the Company’s common stock at a set price of $2.50 per share. Also in consideration for Atlas providing the Paragon line of credit, the Company agreed to amend the Warrant Agreement to provide that the warrant is exercisable within 30 business days of the termination of the Paragon line of credit or if the Company is in default under the terms of the line of credit.

Sale of Convertible Notes to Certain Affiliates. On November 14, 2007, in an initial closing, the Company sold $3.3 million aggregate principal amount of convertible secured subordinated notes due November 14, 2010 (the “notes”) to certain existing stockholders. These stockholders (referred to in this discussion as the “noteholders”) and the amount of notes they purchased in the initial closing are as follows: (i) The Blueline Fund, which originally recommended Philippe Pouponnot, one of the Company’s former directors, for appointment to the Company’s Board of Directors - $500,000; (ii) Atlas, an affiliate of the Company that originally recommended Shlomo Elia, one of the Company’s directors, for appointment to the Board of Directors - $2,050,000; (iii) Crystal Management Ltd., which is owned by Doron Roethler, a stockholder who subsequently became Chairman of the Company’s Board of Directors and Interim President and Chief Executive Officer - $500,000; and (iv) William Furr, who is the father of Thomas Furr, one of the Company’s former directors and executive officers - $250,000. The noteholders also committed to purchase on a pro rata basis up to $5.2 million aggregate principal of additional convertible secured subordinated notes in future closings upon approval and call by the Company’s Board of Directors.

On August 12, 2008, the Company exercised its option to sell $1.5 million aggregate principal amount of additional notes with substantially the same terms and conditions as the notes sold on November 14, 2007. Atlas purchased $1,250,000 aggregate principal amount of these notes and Crystal Management Ltd. purchased $250,000 aggregate principal amount of these notes. In connection with the sale of the additional notes, the noteholders holding a majority of the aggregate principal amount of the notes outstanding agreed to increase the aggregate principal amount of notes that they are committed to purchase from $8.5 million to $15.3 million.

On November 21, 2008, the Company sold $500,000 aggregate principal amount of notes to two new investors, and on January 6, 2009, the Company sold $500,000 aggregate principal amount of notes to Atlas, all on substantially the same terms and conditions as the previously issued notes.

On February 24, 2009, the Company sold $500,000 aggregate principal amount of notes to Atlas on substantially the same terms and conditions as the previously issued notes. On the same date, the noteholders holding a majority of the aggregate principal amount of the notes outstanding agreed that the Company may sell up to $6 million aggregate principal amount of additional notes to new investors or existing noteholders at any time on or before December 31, 2009 with a maturity date of November 14, 2010 or later. In addition, the maturity date definition for each of the notes was changed from November 14, 2010 to the date upon which the note is due and payable, which is the earlier of (1) November 14, 2010, (2) a change of control, or (3) if an event of default occurs, the date upon which noteholders accelerate the indebtedness evidenced by the notes. The formula for calculating the conversion price of the notes was also amended such that the conversion price of each outstanding note and any additional note sold in the future would be the same and set at the lowest applicable conversion price, as described below.

On April 3, 2009, the Company sold $500,000 aggregate principal amount of notes to Atlas on substantially the same terms and conditions as the previously issued notes.

The Company is obligated to pay interest on the notes at an annualized rate of 8% payable in quarterly installments commencing three months after the purchase date of the notes. As of April 20, 2009, $6.8 million aggregate principal amount of notes are outstanding and the Company has paid $410,955 in interest on the notes. The Company does not have the ability to prepay the notes without approval of at least a majority of the principal amount of the notes then outstanding.

On the earlier of November 14, 2010, or a merger or acquisition or other transaction pursuant to which the Company’s existing stockholders hold less than 50% of the surviving entity, or the sale of all or substantially all of the Company’s assets, or similar transaction, or event of default, each noteholder in its sole discretion shall have the option to (i) convert the principal then outstanding on its notes into shares of the Company’s common stock, or (ii) receive immediate repayment in cash of the notes, including any accrued and unpaid interest. If a noteholder elects to convert its notes under these circumstances, the conversion price will be the lowest “applicable conversion price” determined for each note. The “applicable conversion price” for each note shall be calculated by multiplying 120% by the lowest of (i) the average of the high and low prices of the Company’s common stock on the OTC Bulletin Board averaged over the five trading days prior to the closing date of the issuance of such note, (ii) if the Company’s common stock is not traded on the Over-The-Counter market, the closing price of the common stock reported on the Nasdaq National Market or the principal exchange on which the common stock is listed, averaged over the five trading days prior to the closing date of the issuance of such note, or (iii) the closing price of the Company’s common stock on the OTC Bulletin Board, the Nasdaq National Market, or the principal exchange on which the common stock is listed, as applicable, on the trading day immediately preceding the date such note is converted, in each case as adjusted for stock splits, dividends or combinations, recapitalizations, or similar events.

Payment of the notes will be automatically accelerated if the Company enters voluntary or involuntary bankruptcy or insolvency proceedings.

If the Company proposes to file a registration statement to register any of its common stock under the Securities Act in connection with the public offering of such securities solely for cash, subject to certain limitations, the Company shall give each noteholder who has converted its notes into common stock the opportunity to include such shares of converted common stock in the registration. The Company has agreed to bear the expenses for any of these registrations, exclusive of any stock transfer taxes, underwriting discounts, and commissions.

The noteholders have designated Doron Roethler as bond representative to act as their agent. So long as the notes are outstanding, the Company has agreed that it will not take certain actions without approval of the bond representative.

Settlement Agreement with Former Executive Officer. On January 23, 2008, the Company and Henry Nouri entered a settlement agreement and release to settle a legal action brought by Mr. Nouri against the Company relating to Mr. Nouri’s termination from his position as Executive Vice President of the Company in September 2007. The agreement provided for a release of claims by both parties, a payment to Mr. Nouri of $100,000 (less applicable withholding taxes) and Mr. Nouri’s former Company vehicle valued at $12,500, the acceleration of the expiration date of certain of Mr. Nouri’s options to purchase the Company’s common stock, and the dismissal with prejudice of Mr. Nouri’s action against the Company. Mr. Nouri remained subject to the non-competition, non-disclosure, and non-solicitation obligations in his employment agreement, dated April 1, 2004, with the Company.

EXECUTIVE COMPENSATION

Summary of Cash and Certain Other Compensation

The following table shows the annual and long-term compensation, for the fiscal years indicated, of the two individuals who served as the Company’s Chief Executive Officer during fiscal 2008 and all other persons who served as “named executive officers” during fiscal 2008.

Summary Compensation Table

Name and Principal Position	Year	Salary ($)		Bonus ($)(1)	Stock Awards ($)(2)		Option Awards ($)(2)		All Other Compensation ($)		Total ($)
Doron Roethler(3)	2008	—		—	$57,219	(4)	—		—		$57,219
Interim President and
Chief Executive Officer

David E. Colburn(5)	2008	$168,923		—	$56,125	(6)	—		$45,721	(7)	$270,769
Former President and	2007	$90,946	(8)	—	$70,500	(6)	—		$11,750	(9)	$173,196
Chief Executive Officer

Neile King(10)	2008	$142,575		$50	14,796	(11)	—		$122		$157,543
Chief Operating Officer and Vice President, Sales and Marketing

Thomas P. Furr(12)	2008	$136,800		—	—		$20,907	(13)	$99		$157,806
Former Chief Strategy Officer	2007	$126,067		—	—		$23,230	(13)	$128		$149,425

(1)	Represents a gift card received as a Christmas bonus.

(2)
 Amounts do not reflect compensation actually received by the named executive officer. Instead, the amounts represent the amount of compensation cost recognized in fiscal 2008 in accordance with Statement of Financial Accounting Standards No. 123 (revised 2004), “Share-Based Payment” (“SFAS 123R”), disregarding any adjustments for forfeiture assumptions. For a discussion of the assumptions used to value these awards, see Note 1 to the Company’s consolidated financial statements included in its Annual Report on Form 10-K for the fiscal year ended December 31, 2008.

(3)
 Mr. Roethler was appointed to serve as the Company’s Interim President and Chief Executive Officer effective December 9, 2008 and receives no compensation for his service as such. Mr. Roethler also serves as the Company’s Chairman of the Board of Directors, for which he received equity compensation in fiscal 2008 and waived cash compensation.

(4)
Mr. Roethler was awarded 15,000 shares of restricted stock on November 28, 2007 with a grant date fair value of $2.52 per share and 15,000 shares of restricted stock on June 19, 2008 with a grant date fair value of $3.15 per share as compensation for service as a director prior to being appointed as the Company’s Interim President and Chief Executive Officer. The restrictions on the restricted stock award granted on November 28, 2007 lapse with respect to four equal increments on each of March 1, 2008, May 29, 2008, August 29, 2008, and November 29, 2008. The restrictions on the restricted stock award granted on June 19, 2008 lapse in four equal quarterly increments for one year following the grant date.

(5)
 Mr. Colburn also served on the Company’s Board of Directors during fiscal 2007 and fiscal 2008. He did not receive any compensation for such service after his appointment as Interim President and Chief Executive Officer of the Company on September 11, 2007. Mr. Colburn ceased to be the Company’s President and Chief Executive Officer effective December 9, 2008 and ceased to be a member of the Board of Directors effective December 10, 2008.

(6)
Mr. Colburn was awarded 10,000 shares of restricted stock on May 31, 2007 with a grant date fair value of $2.60 per share as compensation for service as a director prior to being appointed as the Company’s Interim President and Chief Executive Officer. The restrictions on the restricted stock award lapsed in four equal quarterly increments for one year following the grant date and were fully vested as of May 31, 2008. Mr. Colburn was also awarded 100,000 shares of restricted stock on November 30, 2007 with a grant date fair value of $2.52 per share in connection with his appointment as President and Chief Executive Officer. The restrictions on this restricted stock award were to lapse with respect to 25,000 shares on January 1, 2008, 37,500 shares on January 1, 2010, 18,750 shares on January 1, 2011, and 18,750 shares on January 1, 2012. As of December 10, 2008, Mr. Colburn forfeited 75,000 shares of restricted stock with a grant date fair value of $2.52 per share.

(7)
Includes $20,654 in rental payments for an apartment near the Company’s offices and $11,077 in severance payments made to Mr. Colburn in fiscal 2008 pursuant to the Separation Agreement and General Release between the Company and Mr. Colburn dated December 9, 2008. The material terms of this agreement are described below under “Termination and Change in Control Arrangements.” Also includes life insurance premiums and various perquisites.

(8)
 This amount was erroneously reported as $85,962 in the Company’s proxy statement for the 2008 Annual Meeting of Stockholders. This amount includes $6,000 in cash fees paid to Mr. Colburn for his service as a director prior to being appointed as the Company’s Interim President and Chief Executive Officer.

(9)	This amount was erroneously omitted in the Company’s proxy statement for the 2008 Annual Meeting of Stockholders and includes life insurance premiums and various perquisites.

(10)	Mr. King was not an executive officer during fiscal 2007, and thus his compensation information for fiscal 2007 is not provided.

(11)
Mr. King was awarded two restricted stock awards on March 19, 2008 with a grant date fair value of $1.80 per share. The restrictions on the award of 3,000 shares of restricted stock lapse with respect to 25% of such shares on March 19, 2008, 12.5% on June 5, 2008, 12.5% on September 5, 2008, 12.5% on December 5, 2008, 12.5% on March 5, 2009, 12.5% on June 5, 2009, and 12.5% on September 5, 2009. The restrictions on the award of 32,000 shares of restricted stock lapse with respect to 50% of such shares on April 1, 2010, 25% on April 1, 2011, and 25% on April 1, 2012.

(12)
Mr. Furr also served on the Company’s Board of Directors during fiscal 2007 and fiscal 2008, but he did not receive any compensation for such service. Mr. Furr resigned from his positions as Chief Strategy Officer and member of the Board of Directors on October 15, 2008, but remained an employee of the Company through December 31, 2008 to help effect a smooth transition.

(13)
Mr. Furr was awarded a stock option to purchase 50,000 shares of the Company’s common stock on July 22, 2005 with an exercise price of $8.61 per share. The option award was to vest as to 20% of the award per year for five years following the grant date. As of December 31, 2008, Mr. Furr forfeited 20,000 shares underlying the stock option.

Outstanding Equity Awards

The following table provides information about outstanding equity awards held by the named executive officers as of December 31, 2008.

Outstanding Equity Awards at 2008 Fiscal Year-End

	Option awards				Stock awards
Name	Number of securities underlying unexercised options (#) Exercisable	Number of securities underlying unexercised options (#) Unexercisable	Option exercise price ($/Sh)	Option expiration date	Number of shares or units of stock that have not vested (#)		Market value of shares or units of stock that have not vested ($)(1)

Doron Roethler	—	—	—	—	7,500	(2)	$19,500

David E. Colburn	—	—	—	—	—		—

Neile King	—	—	—	—	32,000	(3)	$83,200
	—	—	—	—	1,125	(4)	$2,925

Thomas P. Furr	30,000	—	$8.61	3/31/2009	—		—

(1)	Market value of shares that have not vested is based on $2.60 per share (the closing price of the Company’s common stock as quoted on the OTC Bulletin Board on December 31, 2008).

(2)	Restrictions lapse as to 3,750 shares on each of March 19, 2009 and June 19, 2009.

(3)	Restrictions lapse as to 16,000 shares on April 1, 2010, 8,000 shares on April 1, 2011, and 8,000 shares on April 1, 2012.

(4)	Restrictions lapse as to 375 shares on each of March 5, 2009, June 5, 2009, and September 5, 2009.

Termination and Change in Control Arrangements

Two of the Company’s named executive officers are no longer employed by the Company. The Company was not required to make any severance payments to Mr. Furr in connection with his resignation on October 15, 2008. The payments made to Mr. Colburn are described below. The Company currently has no arrangements with either Mr. Roethler or Mr. King with respect to payments in connection with a termination of their employment or a change in control of the Company other than as provided in their restricted stock agreements, as described below.

Separation Agreement with Mr. Colburn. In connection with his resignation, on December 9, 2008, Mr. Colburn and the Company entered into a Separation Agreement and General Release, effective as of that date. The agreement provides that Mr. Colburn shall receive his then current salary through and including March 31, 2009 (less any applicable taxes and withholdings) and shall be released from his covenant not to compete contained in the Employment Agreement, effective December 12, 2007, by and between Mr. Colburn and the Company. In addition, the Company agreed to pay Mr. Colburn’s premium payments under the Consolidated Budget Reconciliation Act (“COBRA”) to continue his and his family’s health insurance coverage through and including March 31, 2009. The benefits afforded under the separation agreement are in lieu of any other compensation or benefits to which Mr. Colburn otherwise might be entitled, including without limitation under the employment agreement.

Restricted Stock Agreements. The restricted stock agreements with each of Mr. Roethler and Mr. King provide that upon a “Change in Control” or “Corporate Reorganization,” the lapsing of restrictions on their restricted stock shall accelerate so as to lapse as to all of such shares on the date of such event.

A “Change in Control” shall be deemed to have occurred if, after the Company’s common stock becomes publicly traded, (1) the direct or indirect beneficial ownership (within the meaning of Section 13(d) of the Exchange Act and Regulation 13D thereunder) of 50% or more of the Company’s common stock is acquired or becomes held by any person or group of persons (within the meaning of Section 13(d)(3) of the Exchange Act), but excluding the Company and any employee benefit plan sponsored or maintained by the Company, or (2) assets or earning power constituting more than 50% of the assets or earning power of the Company and its subsidiaries (taken as a whole) is sold, mortgaged, leased, or otherwise transferred, in one or more transactions not in the ordinary course of the Company’s business, to any such person or group of persons; provided, however, that a Change in Control shall not be deemed to have occurred upon an investment by one or more venture capital funds, Small Business Investment Companies (as defined in the Small Business Investment Act of 1958, as amended), or similar financial investors. The Company’s common stock shall be deemed to be “publicly traded” if such stock is listed or admitted to unlisted trading privileges on a national securities exchange or as to which sales or bid and offer quotations are reported in the automated system operated by the Financial Industry Regulatory Authority, Inc. (formerly the National Association of Securities Dealers, Inc.).

A “Corporate Reorganization” means the happening of any one of the following events: (1) the dissolution or liquidation of the Company; (2) a capital reorganization, merger, or consolidation involving the Company, unless (A) the transaction involves only the Company and one or more of the Company’s parent corporation and wholly-owned (excluding interests held by employees, officers, and directors) subsidiaries; or (B) the shareholders who had the power to elect a majority of the board of directors of the Company immediately prior to the transaction have the power to elect a majority of the board of directors of the surviving entity immediately following the transaction; (3) the sale of all or substantially all of the assets of the Company to another corporation, person, or business entity; or (4) an acquisition of Company stock, unless the shareholders who had the power to elect a majority of the board of directors of the Company immediately prior to the acquisition have the power to elect a majority of the board of directors of the Company immediately following the transaction; provided, however, that a Corporate Reorganization shall not be deemed to have occurred upon an investment by one or more venture capital funds, Small Business Investment Companies (as defined in the Small Business Investment Act of 1958, as amended), or similar financial investors.

Compensation of Directors

The following table summarizes the compensation paid to non-employee directors for the fiscal year ended December 31, 2008.

2008 Director Compensation

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)(2)		Option Awards ($) (1)(3)		Total ($)
Shlomo Elia	—	$28,463		—		$28,463
C. James Meese, Jr.	$37,700	$11,400		$15,106		$64,206
Philippe Pouponnot(4)	—	$11,400		—		$11,400
Dror Zoreff	$22,500	$5,375	(5)	$4,674	(5)	$32,549

(1)
Amounts represent the amount of compensation cost recognized in fiscal 2008 in accordance with SFAS 123R, disregarding any adjustments for forfeiture assumptions. For a discussion of the assumptions used to value these awards, see Note 1 to the Company’s consolidated financial statements included in its Annual Report on Form 10-K for the fiscal year ended December 31, 2008.

(2)	At December 31, 2008, the aggregate number of shares of restricted stock underlying stock awards held by each non-employee director was as follows: Mr. Elia – 5,000.

(3)	At December 31, 2008, the aggregate number of shares of common stock underlying option awards held by each non-employee director was as follows: Mr. Meese – 20,000; and Mr. Zoreff – 15,000.

(4)	Mr. Pouponnot completed his term of service on the Board of Directors on June 19, 2008 and did not stand for re-election.

(5)
On September 10, 2008, Mr. Zoreff’s outstanding restricted stock award of 7,500 shares was cancelled in exchange for the grant of a stock option to purchase 15,000 shares of the Company’s common stock.

During 2008, the Company had in place a written compensation policy covering compensation to its directors. Under this policy, directors who also served as employees were not eligible to receive any compensation. A non-management member of the Company’s Board of Directors was entitled to a fee of $1,500 per month, plus $250 per month for each committee on which the member served. If the director served as the Chairman of the Audit Committee, the $1,500 fee per month was increased to $2,000 per month, but the director did not receive the $250 fee per month for serving on the Audit Committee. The Chairman of the Board was entitled to a fee of $4,000 per month in lieu of the fees described above. In addition, each director was entitled to receive a stock option grant or an award of restricted stock.

Upon appointment or election to the Board of Directors, a director could elect to receive a stock option grant representing 20,000 shares (30,000 shares for the Chairman of the Board) of the Company’s common stock or an award of 10,000 shares of restricted stock (15,000 shares for the Chairman of the Board). The exercise price of the option grant would be equal to the fair market value of the Company’s common stock on the date of grant. At the time of the annual meeting of the Company’s stockholders, a director who is re-elected and has served on the Board of Directors for at least six months prior to the date of the annual meeting would receive an additional stock option grant with an exercise price equal to the fair market value of the Company’s common stock on the date of grant. All options vest quarterly over a year’s time or on the one year anniversary of the award, provided that the director is serving on the Board of Directors on the applicable vesting date.

Awards of restricted stock are valued at the fair market value of the Company’s common stock on the date of the award. At the time of the annual meeting of the Company’s stockholders, if the director is re-elected to the Board of Directors and has been serving on the Board for at least six months prior to the date of the annual meeting, the director would receive additional shares of restricted stock of the Company, valued at the fair market value of the Company’s common stock on the date of the award. The contractual restrictions on all restricted stock awards lapse quarterly over a year’s time, provided that the person is a member of the Board of Directors on the applicable lapse date.

During 2008, each non-management director was eligible for expense reimbursement for reasonable travel and lodging expenses incurred in connection with his attendance at Board and committee meetings.

Effective April 1, 2009, the Company’s Board of Directors adopted a revised compensation policy. Under the new policy, each non-management member of the Board of Directors is entitled to a fee of $1,500 per month. No additional monetary compensation will be received for committee service or for service as the Chairman of the Board or Chairman of the Audit Committee. However, additional monetary compensation may be awarded at the Chairman of the Board’s discretion for any director incurring overnight travel to attend Board meetings or other functions for the benefit of the Company. In addition, the number of shares underlying equity award grants was increased to 40,000 shares (60,000 shares for the Chairman of the Board) for stock option grants and to 20,000 shares (30,000 shares for the Chairman of the Board) for restricted stock awards.

Equity Compensation Plans

The following table provides information, as of December 31, 2008, regarding the Company’s compensation plans (including individual compensation arrangements) under which the Company is authorized to issue equity securities.

Equity Compensation Plan Information

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights(1) (a)		Weighted average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))(1) (c)
Equity compensation plans approved by security holders	271,250	(2)	$5.89	4,502,004	(3)
Equity compensation plans not approved by security holders	—		—	—
Total	271,250			4,502,004

(1)	Refers to shares of the Company’s common stock.

(2)	Includes shares issuable upon exercise of outstanding options under the Company’s 2004 Equity Compensation Plan.

(3)	All of the shares remaining for future issuance under the 2004 Equity Compensation Plan are available for issuance as restricted stock.

OWNERSHIP OF SECURITIES

Principal Stockholders and Share Ownership by Management

The following table sets forth information regarding beneficial ownership of the Company’s common stock as of April 20, 2009 by (i) each person who is known by the Company to beneficially own more than 5% of its common stock; (ii) each person named in the Summary Compensation Table in this proxy statement, (iii) each person serving as a director or nominated for election as a director, and (iv) all current executive officers and directors as a group. Except as otherwise indicated by footnote, to the Company’s knowledge, the persons named in the table below have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them.

Beneficial Owner Name and Address(1)	Amount and Nature of Beneficial Ownership(2)	Percent of Class
Atlas Capital SA 118 Rue du Rhone CH-1204 Geneva, Switzerland	6,753,724	36.8%
Doron Roethler(3) c/o Strauss, Adar, Raviv & Co. Law Office 7 Menachem Begin Str. (Betzalel) 28th Floor Ramat Gan 52521, Israel	2,418,353	13.2%
David E. Colburn	0	*
Thomas Furr(4)	409,937	2.2%
Neile King(5)	34,587	*
Shlomo Elia(6)	52,500	*
C. James Meese, Jr.(7)	50,000	*
Dror Zoreff(8)	17,500	*
Roberta B. Hardy(9)	10,000	*
All officers and directors as a group (7 persons)(10)	2,582,940	14.1%

* Less than 1%

(1)	Unless otherwise noted, all addresses are in care of the Company at 4505 Emperor Boulevard, Suite 320, Durham, North Carolina 27703.

(2)
Based upon 18,333,122 shares of common stock outstanding on April 20, 2009. The number and percentage of shares beneficially owned is determined in accordance with Rule 13d-3 of the Exchange Act, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rule, beneficial ownership includes any shares as to which the person has sole or shared voting power or investment power and also any shares that the person has the right to acquire within 60 days of April 20, 2009 through the exercise of any stock options or other rights. Any shares that a person has the right to acquire within 60 days are deemed to be outstanding for the purpose of computing the percentage ownership of such person but are not deemed outstanding for the purpose of computing the percentage ownership of any other person.

(3)
Includes (i) 1,323,619 shares owned by Greenleaf Ventures Ltd., a British Virgin Islands company, (ii) 421,791 shares owned by Crystal Management Ltd., a company registered in Anguilla, and (iii) 672,943 shares of common stock owned directly by Doron Roethler, of which 3,750 shares are held pursuant to a restricted stock award as to which restrictions had not lapsed as of April 20, 2009.

(4)	Includes 200 shares held in trust over which Mr. Furr has sole investment and voting power.

(5)	Includes 32,750 shares held pursuant to restricted stock awards as to which restrictions had not lapsed as of April 20, 2009.

(6)	Includes 2,500 shares held pursuant to a restricted stock award as to which restrictions had not lapsed as of April 20, 2009.

(7)	Includes 40,000 shares subject to options exercisable within 60 days of April 20, 2009.

(8)	Includes 15,000 shares subject to an option exercisable within 60 days of April 20, 2009.

(9)	Includes 10,000 shares subject to an option exercisable within 60 days of April 20, 2009.

(10)
For all current executive officers and directors as a group, includes a total of 65,000 shares subject to options exercisable within 60 days of April 20, 2009 and 39,000 shares held pursuant to restricted stock awards as to which restrictions had not lapsed as of April 20, 2009.

Arrangements That May Result in a Changes in Control

As described in detail under “Certain Relationships and Related Transactions” above, Atlas has certain relationships with the Company that, under certain circumstances, could result in Atlas obtaining a majority of the Company’s outstanding common stock in the future. As of April 20, 2009, Atlas held 6,753,724 shares of the Company’s common stock, which represents approximately 36.8% of the number of shares issued and outstanding, and continues to purchase the Company’s common stock from time to time. Atlas also holds a warrant to purchase 444,444 shares of the Company’s common stock at $2.70 per share, which is exercisable within 30 business days of the termination of the Paragon line of credit or if the Company is in default under the terms of the line of credit. In addition, Atlas holds $4.8 million aggregate principal amount of the Company’s convertible secured subordinated notes due November 14, 2010, which are convertible into the Company’s common stock on the earlier of November 14, 2010, certain change in control events, or an event of default. If the notes were converted at a price equal to the closing price of the Company’s common stock on April 20, 2009, Atlas would receive 3,200,000 shares upon conversion of the notes.

Report of the Audit Committee

The role of the Audit Committee is to assist the Board of Directors in its oversight of the quality and integrity of the Company’s financial statements, compliance with legal and regulatory requirements, qualification and independence of the Company’s independent auditor, and performance of internal controls over financial reporting. The full responsibilities of the Audit Committee are described in a written charter adopted by the Board of Directors, a copy of which is posted on the Company’s website at www.smartonline.com. The management of the Company is responsible for the preparation, presentation and integrity of the Company’s financial statements, the Company’s accounting and financial reporting principles, internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. The independent auditors are responsible for auditing the Company’s financial statements and expressing an opinion as to their conformity with generally accepted accounting principles in the United States of America.

In the performance of its oversight function, the Audit Committee has reviewed and discussed with management and the independent auditors the audited financial statements as of and for the year ended December 31, 2008. The Audit Committee has also discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1. AU section 380), as adopted by the Public Company Accounting Oversight Board. In addition, the Audit Committee has received the written disclosures and the letter from the independent auditors required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent auditors’ communications with the Audit Committee concerning independence, and has discussed with the auditors the auditors’ independence.

The members of the Audit Committee in carrying out their duties are not engaged in the practice of accounting and do not act as auditors. Members of the Audit Committee rely without independent verification on the information provided to them and on the representations made by management and the independent auditors. Accordingly, the Audit Committee’s oversight does not provide an independent basis to determine that management has maintained appropriate accounting and financial reporting principles or appropriate internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. The Audit Committee’s considerations and discussions referred to above do not assure that the audit of the Company’s financial statements has been carried out in accordance with generally accepted auditing standards, that the financial statements are presented in accordance with generally accepted accounting principles or that the Company’s auditors are in fact independent.

Based upon the review and discussions described in this report, and subject to the limitations on the role and responsibilities of the Audit Committee referred to above and in the Audit Committee Charter, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2008 for filing with the Securities and Exchange Commission.

THE AUDIT COMMITTEE

C. James Meese, Jr., Chairman
Shlomo Elia
March 27, 2009

Principal Accountant

On April 17, 2009, the Company dismissed Sherb & Co., LLP (“Sherb”) as the Company’s independent registered public accounting firm and appointed Cherry, Bekaert & Holland, L.L.P. (“CB&H”) as its independent registered public accounting firm for the fiscal year ending December 31, 2009. The decision to change accountants was approved by the Audit Committee of the Company’s Board of Directors at a meeting held on April 16, 2009 and was due to the desire to rotate accounting firms as well as for CB&H’s closer geographic proximity to the Company. Sherb served as the Company’s independent registered public accounting firm from fiscal 2005 through fiscal 2008. Representatives from Sherb and CB&H are not expected to be present at the 2009 Annual Meeting of Stockholders, and thus will not have the opportunity to make a statement if they desire to do so and are not expected to be available to respond to appropriate questions.

There were no “disagreements” (as such term is defined in Item 304(a)(1)(iv) of Regulation S-K) with Sherb at any time during the fiscal years ended December 31, 2007 and December 31, 2008 and the period January 1, 2009 through April 17, 2009 regarding any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure that if not resolved to the satisfaction of Sherb would have caused it to make reference to the subject matter of such disagreements in connection with its reports. In addition, during the same periods, no “reportable events” (as such term is defined in Item 304(a)(1)(v) of Regulation S-K) arose in the context of the Company’s relationship with Sherb. Sherb’s reports on the financial statements of the Company for the fiscal years ended December 31, 2007 and December 31, 2008 did not contain any adverse opinion or disclaimer of opinion, and were not qualified or modified as to uncertainty, audit scope, or accounting principles, except that the report on the financial statements of the Company for the fiscal year ended December 31, 2008 contained an explanatory paragraph expressing substantial doubt about the Company’s ability to continue as a going concern.

The Company requested that Sherb furnish the Company with a letter addressed to the SEC stating that Sherb agrees with the above statements. A copy of Sherb’s letter, dated April 20, 2009, was filed as Exhibit 16.1 to the Company’s Current Report on Form 8-K filed on April 20, 2009.

During the fiscal years ended December 31, 2007 and 2008 and through April 17, 2009, neither the Company nor anyone on the Company’s behalf consulted with CB&H regarding (i) either the application of accounting principles to a specific transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Company’s financial statements, and CB&H did not provide any written report or oral advice to the Company that CB&H concluded was an important factor considered by the Company in reaching a decision as to the accounting, auditing, or financial reporting issue; or (ii) any matter that was either the subject of a “disagreement” (as defined in Item 304(a)(1)(iv) of Regulation S-K) or a “reportable event” (as defined in Item 304(a)(1)(v) of Regulation S-K).

Principal Accounting Fees and Services

Audit Fees. Aggregate fees billed in 2007 for audit services, consisting of the audit of the Company’s 2007 annual consolidated financial statements, including the reviews of the Company’s Quarterly Reports on Form 10-Q filed during 2007, and reviews of Forms S-1 and 10-K/A, were approximately $103,999. Aggregate fees billed in 2008 for audit services, consisting of the audit of the Company’s 2008 annual consolidated financial statements, including the reviews of the Company’s Quarterly Reports on Form 10-Q filed during 2008, and assistance to the Company with its response to SEC comment letters, were approximately $91,166.

Audit-Related Fees. There were no audit-related fees billed by the principal accountant in fiscal 2007 and 2008.

Tax Fees. The principal accountant did not provide professional services related to tax compliance, tax advice, and tax planning during fiscal 2007 and 2008.

All Other Fees. There were no other fees billed by the principal accountant in fiscal 2007 and 2008.

All audit and permissible non-audit services provided by the Company’s independent accountant, as well as the fees for such services, must be pre-approved by the Audit Committee. The Audit Committee may delegate to one or more designated members of the Audit Committee the authority to pre-approve audit and permissible non-audit services, provided such pre-approval decisions are reported to the full Audit Committee at a later time. Any pre-approval is generally for the current fiscal year, and any pre-approval is detailed as to the particular service or category of services. All audit and non-audit services provided by the Company’s independent accountant during fiscal 2007 and 2008 were pre-approved by or on behalf of the Audit Committee.

OTHER MATTERS

Other Business

Other than the election of directors, as described in this proxy statement, the Board of Directors presently knows of no other business to be conducted at the 2009 Annual Meeting of Stockholders. The Company has not received any notice from a stockholder desiring to present a proposal for consideration at the meeting, including any director nomination. Should any other business properly come before the meeting, the persons named in the accompanying form of proxy may vote the shares represented by the proxy in their discretion, except that under the rules of the SEC the accompanying proxy cannot be voted for more than five nominees.

2010 Annual Meeting of Stockholders

Pursuant to the rules of the SEC, stockholder proposals submitted for inclusion in the Company’s proxy statement and form of proxy for the annual meeting to be held in 2010 must be received by the Company not later than December 31, 2009 and must comply with the SEC’s rules in other respects.

Other stockholder proposals to be presented at the annual meeting in 2010, including director nominations, must comply with the notice requirements of the Company’s bylaws and be delivered to the Company not later than April 17, 2010, nor earlier than March 18, 2010. Any such proposals should be sent by means that afford proof of delivery to the Secretary at the Company’s principal executive offices.

Procedures for Director Nominations

Under the charter of the Corporate Governance and Nominating Committee, the Committee is responsible for identifying and selecting or recommending qualified candidates for membership on the Board of Directors. In identifying candidates, the Committee takes into account such factors as it considers appropriate, which may include (a) knowledge in the technology industry generally, and Software-as-a-Service specifically, (b) experience in the areas of accounting and finance, (c) mature business judgment, (d) the candidate’s management, leadership, and business strategy experience, (e) the candidate’s ability to manage a crisis, and (f) the candidate’s knowledge of proper corporate governance.

The Corporate Governance and Nominating Committee is responsible for evaluating suggestions concerning possible candidates for election to the Board of Directors submitted to the Company, including those submitted by Board members (including self-nominations) and stockholders. All candidates, including those submitted by stockholders, will be evaluated by the Committee on the same basis as other candidates using the Board membership criteria described above and in accordance with applicable procedures. The Committee believes that the minimum qualifications for serving as a Company director are that a candidate demonstrate, by significant accomplishment in his or her field, an ability to make a meaningful contribution to the Board’s oversight of the Company’s business and affairs and have an impeccable record and reputation for honest and ethical conduct in his or her professional and personal activities. Qualifications for consideration as a director nominee may vary according to the particular areas of expertise being sought as a complement to the existing Board composition.

Once candidates have been identified, the Committee will determine whether such candidates meet the minimum qualifications for director nominees and will recommend qualified nominees to the Board of Directors. In accordance with the Company’s bylaws, proposed nominees must tender, prior to nomination, an irrevocable, conditional letter of resignation that would be effective upon such person being charged with a felony or equivalent offense under the laws of any jurisdiction. The full Board of Directors will then approve qualified nominees for appointment or election to the Board of Directors.

Any stockholder desiring to present a nomination for consideration by the Corporate Governance and Nominating Committee prior to the 2010 Annual Meeting of Stockholders must do so in accordance with the Company’s bylaws. See “2010 Annual Meeting of Stockholders” above.

Stockholder Communications with Directors

The Board of Directors, as a matter of policy, desires to facilitate communications between stockholders and directors to assist the Board in fulfilling its responsibilities to all stockholders. To that end, the Board has established a process for use by stockholders who desire to bring matters to the Board’s attention. The process is intended to provide stockholders one means of communicating with directors and is not intended to be exclusive.

Any stockholder who desires to send a communication to members of the Board of Directors may submit it either by e-mail addressed to Corporate.Secretary@smartonline.com or by mail addressed to the attention of the Corporate Secretary at Smart Online, Inc., 4505 Emperor Boulevard, Suite 320, Durham, North Carolina 27703. All such communications should include the mailing address, telephone number, and e-mail address, if any, of the person submitting the communication. All communications properly submitted under these procedures, except those deemed inappropriate as noted below, will be delivered to all members of the Board of Directors periodically, generally in advance of each regularly scheduled Board meeting. The Board has directed that the Secretary not forward communications that (a) are not reasonably related to the business of the Company, (b) concern individual grievances or other interests that are personal to the stockholder submitting the communication and that cannot reasonably be construed to present a matter of concern to stockholders generally, or (c) under community standards, contain offensive, scurrilous, or abusive content or advocate engaging in illegal activities. If the Secretary, in his or her judgment, deems a communication inappropriate under the foregoing criteria, it will be returned to the person who submitted it together with a brief explanation of the reason why it has been deemed inappropriate for delivery.

Costs of Soliciting Proxies

The Company will bear the cost of this solicitation, including the preparation, printing, and mailing of the proxy statement, proxy card, and any additional soliciting materials sent by the Company to stockholders. The Company’s directors, officers, and employees may solicit proxies personally or by telephone without additional compensation. The Company will also reimburse brokerage firms and other persons representing beneficial owners of shares for reasonable expenses incurred in forwarding proxy soliciting materials to the beneficial owners.

Availability of Report on Form 10-K

A copy of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008 (without exhibits), including financial statements, will be furnished without charge to any stockholder whose proxy is solicited hereby upon written request directed to the attention of Corporate Secretary, Smart Online, Inc., 4505 Emperor Boulevard, Suite 320, Durham, North Carolina 27703.

Stockholders Sharing the Same Last Name and Address

Only one Annual Report and proxy statement may be delivered to multiple stockholders sharing an address unless the Company has received contrary instructions from one or more of the stockholders. The Company will deliver promptly upon written or oral request a separate copy of the Annual Report and proxy statement to a stockholder at a shared address to which a single copy of the documents was delivered. Requests for additional copies should be directed to the Secretary by e-mail addressed to Corporate.Secretary@smartonline.com, by mail addressed to the attention of the Corporate Secretary at Smart Online, Inc., 4505 Emperor Boulevard, Suite 320, Durham, North Carolina 27703, or by telephone at (919) 765-5000. Stockholders sharing an address and currently receiving a single copy may contact the Secretary as described above to request that multiple copies be delivered in future years. Stockholders sharing an address and currently receiving multiple copies may request delivery of a single copy in future years by contacting the Secretary as described above.

Principal Executive Offices and Annual Meeting Location

The Company’s principal executive offices are located at 4505 Emperor Boulevard, Suite 320, Durham, North Carolina 27703, and the main telephone number at that location is (919) 765-5000. The 2009 Annual Meeting of Stockholders will be held in the Board Room at the Company’s principal executive offices on Tuesday, June 16, 2009, at 9:00 a.m. local time. Requests for directions to the meeting location may be directed to Kristen Warren by telephone at (919) 765-5000, Option 0, or by e-mail at kristen.warren@smartonline.com.

Dated:   April 30, 2009

# SMART ONLINE, INC.

**VOTE BY INTERNET OR MAIL**
**QUICK ★★★ EASY ★★★ IMMEDIATE**

As a stockholder of Smart Online, Inc., you have the option of voting your shares electronically through the Internet or by returning the proxy card below. Your electronic vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed, dated, and returned the proxy card. Votes submitted electronically over the Internet must be received by 7:00 p.m., Eastern Daylight Time, on June 15, 2009.

| ***Vote Your Proxy on the Internet:*** | | ***Vote Your Proxy by Mail:*** |
|---|---|---|
| **Go to www.continentalstock.com** Have your proxy card available when you access the above website. Click on "Proxy Voting Log In" and follow the prompts to vote your shares. | **OR** | If you are not voting by Internet, mark, sign, and date your proxy card, then detach it and return it in the postage-paid envelope provided as soon as possible. |

**PLEASE DO NOT RETURN THE PROXY CARD IF YOU ARE VOTING ELECTRONICALLY**

**▼ FOLD AND DETACH HERE AND READ THE REVERSE SIDE ▼**

**PROXY**

Please mark your votes like this **X**

1. Election of Directors

| | FOR ALL NOMINEES | WITHHOLD AUTHORITY FOR ALL NOMINEES | FOR ALL EXCEPT (See instructions below) |
|---|---|---|---|
| NOMINEES: 01 Doron Roethler<br>02 Shlomo Elia<br>03 C. James Meese, Jr.<br>04 Roberta B. Hardy<br>05 Dror Zoreff | ☐ | ☐ | ☐ |

**(Instruction: To withhold authority to vote for any individual nominee(s), mark "FOR ALL EXCEPT" and strike a line through that nominee(s) name in the list above.)**

Any proxy heretofore given by the undersigned is hereby revoked.
**Please complete, sign, and return this proxy whether or not you intend to attend the meeting.**

To change the address on your account, please check the box at the right and indicate your new address in the address space to the left. Please note that changes to the registered name(s) on the account may not be submitted via this method. ☐

**Please check box if you intend to attend the annual meeting in person.** ☐

**COMPANY ID:**

**PROXY NUMBER:**

**ACCOUNT NUMBER:**

**Signature** ______________________ **Signature** ______________________ **Date** ____________, 2009.

Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee, or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

▼ FOLD AND DETACH HERE AND READ THE REVERSE SIDE ▼

**PROXY**

# SMART ONLINE, INC.

**PROXY SOLICITED BY THE BOARD OF DIRECTORS**
**FOR THE 2009 ANNUAL MEETING OF STOCKHOLDERS**

The undersigned hereby appoints Doron Roethler and Timothy L. Krist, and each of them individually, as proxies and attorneys-in-fact of the undersigned, with full power of substitution, to represent the undersigned and to vote, in accordance with the directions in this proxy, all of the shares of stock of Smart Online, Inc. which the undersigned is entitled to vote at the 2009 Annual Meeting of Stockholders of Smart Online, Inc. to be held in the Board Room at 4505 Emperor Boulevard, Suite 320, Durham, North Carolina 27703, on Tuesday, June 16, 2009, at 9:00 a.m. local time, and at any and all adjournments thereof.

**Shares represented by this proxy will be voted as directed on the reverse. Unless a contrary direction is indicated, the shares will be voted FOR election of the director nominees listed on the reverse and, in the discretion of the persons acting pursuant to this proxy, on any other matters that properly come before the meeting or any adjournments thereof, all as more specifically set forth in the Notice of Annual Meeting of Stockholders and Proxy Statement, each dated April 30, 2009, receipt of which is hereby acknowledged.**

***(Please sign and date on the reverse side and promptly return in the enclosed envelope.)***